UBS AG Reverse Convertibles

UBS AG

April 5, 2012

PRODUCT SUPPLEMENT (To Prospectus dated January 11, 2012)

Product Supplement

UBS AG Reverse Convertibles

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Reverse Convertibles, which we refer to as the “Securities”, linked to either (i) an underlying common stock, including American depositary shares or (ii) shares of an exchange traded fund (each, an “underlying equity”). This product supplement describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the name and issuer of the underlying equity, and the specific manner in which such Securities may be offered, will be described in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Securities are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:
UBS AG
Booking Branch:
The booking branch of UBS will be specified in the applicable pricing supplement.
Issue Price:
The issue price per Security will be set equal to 100% of the principal amount of each Security.
Principal Amount:
Unless otherwise specified in the applicable pricing supplement, each Security will have a principal amount of $1,000 per Security.
Coupon:
We will pay you interest during the term of the Securities, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement.
Payment at Maturity:
At maturity, UBS will deliver to you:

➢

An amount in cash equal to your principal amount, if the closing price of the underlying equity on a date specified in the applicable pricing supplement (the “valuation date”) is greater than a specified price (the “downside threshold closing price”). You will not participate in any appreciation of the underlying equity; or

➢

As specified in the applicable pricing supplement, either the equity ratio or the cash equivalent (each, as defined below) for each Security you own, if the closing price of the underlying equity on the valuation date (the “final price”) is less than or equal to the downside threshold closing price. The “equity ratio” means a number of shares of the underlying equity equal to (i) the principal amount per Security divided by (ii) the closing price of the underlying equity on the pricing date specified in the applicable pricing supplement (the “initial price”), as such equity ratio may be adjusted (together with a corresponding adjustment to the initial price or the downside threshold closing price) in the case of certain corporate events as described under “General Terms of the Securities — Antidilution Adjustments”. “Cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of the equity ratio and the final price. Under certain circumstances, you may receive cash in lieu of all or a portion of an equity ratio otherwise required to be delivered pursuant the terms of the applicable pricing supplement, as described under “General Terms of the Securities”.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final price is greater than the downside threshold closing price, your initial investment will be repaid in cash. If the final price is less than or equal to the downside threshold closing price, UBS will deliver to you either the equity ratio or the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

(continued on following page)

UBS Investment Bank	UBS Securities LLC

Product Supplement dated April 5, 2012

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-12 of this product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

ADDITIONAL INFORMATION ABOUT THE REVERSE CONVERTIBLES

You should read this product supplement together with the prospectus dated January 11, 2012, relating to our Medium Term Notes, Series A, of which the Securities are a part, and any applicable pricing supplement relating to the Securities that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-11
Risk Factors	PS-12
General Terms of the Securities	PS-24
Use of Proceeds and Hedging	PS-41
Supplemental U.S. Tax Considerations	PS-42
ERISA Considerations	PS-49
Supplemental Plan of Distribution (Conflicts of Interest)	PS-50
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

Product Supplement Summary

This product supplement describes the terms that will apply generally to the Securities. On the pricing date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying equity and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean Reverse Convertibles. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated January 11, 2012. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Securities unless the context otherwise requires.

What Are the Reverse Convertibles?

Reverse Convertibles, or the “Securities”, are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) an underlying common stock or (ii) shares of an exchange traded fund (each, an “underlying equity”). As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). We refer to the common stock represented by an ADS as “foreign stock”. If the underlying equity is an ADS, the term “foreign stock issuer” refers to the issuer of the foreign stock underlying that ADS. The “valuation date” will be a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Securities, subject to adjustment upon the occurrence of a market disruption event (as described herein)).

The principal amount of each Security will be $1,000, unless otherwise set forth in the applicable pricing supplement. Regardless of how the underlying equity performs, for each offering of the Securities in which you invest, we will pay you interest during the term of the Securities, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Securities.

At maturity, for the applicable offering of the Securities in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Securities or (ii) deliver to you the equity ratio or pay you the cash equivalent (as specified in the applicable pricing supplement) for each Security you own. As used in this product supplement, “equity ratio” means a number of shares of the underlying equity equal to (i) the principal amount per Security divided by (ii) the closing price of the underlying equity on the pricing date (the “initial price”), as such equity ratio may be adjusted (along with a corresponding adjustment to the initial price or the downside threshold closing price) in the case of certain corporate events as described under “General Terms of the Securities — Antidilution Adjustments”. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the equity ratio multiplied by (ii) the final price, where “final price” means the closing price of the underlying equity on the valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Securities or (ii) the equity ratio or the cash equivalent will depend upon the final price of the underlying equity and if the final price is less than or equal to a specified price (the “downside threshold closing price”). In the event that the calculation agent adjusts the equity ratio to take account of one or more corporate events, a corresponding adjustment will be made to the downside threshold closing price. The applicable pricing supplement will specify whether, in the event that the final price is less than or equal to the downside threshold closing price, UBS will deliver to you the equity ratio or the cash equivalent at maturity.

Unless otherwise specified in the applicable pricing supplement, at maturity, for the applicable Securities that you hold, UBS will deliver to you:

➢	Principal amount in cash — If the final price of the underlying equity is greater than the downside threshold closing price, we will pay you an amount in cash equal to the principal amount of your Securities. You will not participate in any appreciation of the underlying equity.

Or

➢	Shares of underlying equity or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the underlying equity is less than or equal to the downside threshold closing price, we will, as specified in the applicable pricing supplement, either (i) deliver to you the equity ratio or (ii) pay you the cash equivalent. The equity ratio or the cash equivalent you receive at maturity is expected to be worth significantly less than the principal amount of your Securities and may have no value at all. If we deliver to you the equity ratio at maturity, such equity ratio may consist of the underlying equity (and, if applicable, cash in lieu of fractional shares) or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive cash in lieu of all or a portion of an equity ratio otherwise required to be delivered pursuant the applicable pricing supplement, as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events”, “General Terms of the Securities — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Securities — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final price is greater than the downside threshold closing price, your initial investment will be repaid in cash. If the final price is less than or equal to the downside threshold closing price, UBS will deliver to you either the equity ratio or the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

If our payment is to be made in shares of the underlying equity, we will deliver to you the equity ratio, but we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Coupon payments will be made regardless of the performance of the underlying equity.

The applicable pricing supplement will specify the underlying equity, the pricing date and the valuation date, as well as the respective terms of each offering of the Securities, including the coupon payment dates, the coupon rate per annum, the equity ratio, the initial price and the downside threshold closing price.

The initial level may be referred to in the applicable pricing supplement as the “initial equity level” and the final level may be referred to as the “final equity level”, or each in such other manner as may be specified in the applicable pricing supplement.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Securities — Antidilution Adjustments” below, the calculation agent may make adjustments to the equity ratio and the downside threshold closing price or initial price, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend upon the performance of the underlying equity to which such Securities are linked and will not depend on the performance of any other offering of the Securities.

Any payment or delivery to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

The Securities are part of a Series

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms of each Security will be described in Applicable Pricing Supplements

The specific terms of your Securities will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Securities as described in the applicable pricing supplement, an investment in the Securities may offer the following features:

➢	Enhanced Coupon Payment — For each offering of the Securities in which you invest, UBS will pay interest on the principal amount, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Securities, regardless of the performance of the underlying equity. Coupon payments are designed to compensate you for the risk that, if the final price is less than or equal to the downside threshold closing price, we may deliver to you an equity ratio or pay you a cash equivalent at maturity that, in each case, is likely to be worth less than your principal and that may have no value at all.
➢	Contingent repayment of principal — We will pay you an amount in cash equal to the principal amount of your Securities if the final price of the underlying equity is greater than the downside threshold closing price and you hold the Securities to maturity, subject to the creditworthiness of UBS. You will not participate in any appreciation of the underlying equity at maturity. If the final price of the underlying equity is less than or equal to the downside threshold closing price, you will be fully exposed to the negative underlying equity return and we will, as specified in the applicable pricing supplement, deliver to you either (i) the equity ratio or (ii) the cash equivalent. If you receive the equity ratio or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

What are some of the risks of the Securities?

An investment in any of the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities at maturity. UBS will only pay you the principal amount of your Securities in cash if the final price of the underlying equity is greater than the downside threshold closing price and only at maturity. If the final price of the underlying equity is less than or equal to the downside threshold closing price, UBS will deliver to you at maturity the equity ratio or the cash equivalent for each Security that you own instead of the principal amount in cash. If you receive the equity ratio or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.
➢	Higher coupon rates are generally associated with greater risk of loss — Greater expected volatility with respect to a Security’s underlying equity reflects a higher expectation as of the pricing date that the price of such underlying equity could close below its downside threshold closing price on the valuation date of the Security. This greater expected risk will generally be reflected in a higher coupon payable on that Security. However, while the coupon rate is set on the pricing date, the underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Security could fall sharply, which could result in a significant or total loss of principal. You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss.
➢	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the downside threshold closing price.
➢	Your return on the Securities is expected to be limited to the coupons paid on the Securities — If the final price is greater than the downside threshold closing price, UBS will pay you the principal amount of your Securities in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the final price is less than or equal to the downside threshold closing price, UBS will deliver to you at maturity for each Security you own (i) shares of the underlying equity which will likely be worth less than the downside threshold closing price as of the valuation date and are unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will likely be an amount less than the downside threshold closing price as of the valuation date and the maturity date, in each case you may lose your entire investment. Therefore, your return on the Securities as of the maturity date is expected to be limited to the coupons paid on the Securities and may be less than your return would be on a direct investment in the underlying equity.
➢	Single stock or single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of the underlying equity or, if the underlying equity is a share of an exchange traded fund (an “ETF”), the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.

➢	Credit risk of the Issuer — The Securities are unsubordinated unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
➢	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Securities. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.
➢	The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the downside threshold closing price and the equity ratio for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the downside threshold closing price and the equity ratio, the market value of your Securities and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-29 of this product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than or equal to the downside threshold closing price (as such downside threshold closing price or initial price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.
➢	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Securities or will not close below the downside threshold closing price on the valuation date. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or, if the underlying equity is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
➢	There may be little or no secondary market for the Securities — No offering of the Securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your

Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of such underlying equity; the dividend rate paid on the underlying equity; the time remaining to maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Securities — Generally, the market price of the Securities after issuance is expected to be lower than the issue price to public of the Securities, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or issuers of securities constituting underlying assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or the underlying assets of an ETF and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity or the underlying assets of an ETF, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
➢	Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Securities as specified in the applicable pricing supplement, the Securities may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You are willing to receive at maturity shares of the underlying equity or the cash equivalent that is worth significantly less than your principal amount or may have no value at all.
➢	You believe the market price of the underlying equity is not likely to appreciate by more than the value of the coupons paid on the Securities.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

➢	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside price fluctuations of the underlying equity.
➢	You believe the final price of the underlying equity is not likely to be less than or equal to the downside threshold closing price and, if it is, you can tolerate receiving at maturity an equity ratio or the cash equivalent that, in each case, is likely to be worth less than your principal amount and may have no value at all.
➢	You are willing to invest in the applicable offering of the Securities if the coupon rate was set equal to the bottom of the range for the anticipated coupon rate for such offering of the Securities (the actual coupon rate per annum will be determined on the pricing date for each offering of the Securities and will be specified in the applicable pricing supplement).
➢	You are willing to forgo dividends or other distributions paid on the underlying equity.
➢	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
➢	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Securities as specified in the applicable pricing supplement, the Securities may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You require an investment designed to provide a full return of principal at maturity.
➢	You cannot tolerate receiving at maturity shares of the underlying equity or the cash equivalent that is worth significantly less than your principal amount.
➢	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
➢	You believe the final price of the underlying equity is likely to be less than or equal to the downside threshold closing price, which could result in a total loss of your initial investment. You cannot tolerate receiving at maturity an equity ratio or the cash equivalent that, in each case, is likely to be worth less than your principal amount and may have no value at all.
➢	You seek an investment that participates in any appreciation in the price of the underlying equity or that has unlimited return potential.
➢	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside price fluctuations of the underlying equity.
➢	You would be unwilling to invest in the applicable offering of the Securities if the actual coupon rate for your Securities was set equal to the bottom of the range of anticipated coupon rates for such offering of the Securities.
➢	You prefer to receive the dividends or other distributions paid on the underlying equity.
➢	You are unable or unwilling to hold the Securities to maturity.
➢	You seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” on page PS-12 of this product supplement.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are complex and uncertain. By purchasing a Security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Debt Portion”) and a put option contract in respect of the underlying equity (the “Put Option”). Under this characterization of the Securities, interest paid in respect of each offering of the Securities is divided into two components for tax purposes: the debt component and the put option component.

Debt component — If the Securities have a term in excess of one year, the interest on the debt component would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Securities have a term of one year or less, then interest on the Debt Portion component would be subject to the general rules governing short-term debt instruments.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the put option component would be either taxed as short-term capital gain if the principal is repaid in cash or as a reduction of the cost basis of shares of the underlying equity if they are delivered or the cash equivalent is paid.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as described above. In light of the uncertainty as to the United States federal income tax treatment (and depending on the term of the Securities), it is possible that your Securities could be treated as a single contingent debt instrument subject to special tax rules governing contingent debt instruments or a single contingent short-term debt instrument or pursuant to some other characterization that could change the timing and character of your income from the Securities, as described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-42 for a more detailed description of the tax treatment of your Securities.

In addition, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Securities. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-42 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Hypothetical Examples — Security Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following*:

Term:	1 year
Principal Amount	$1,000 per Security
Coupon rate per annum:	12% (or $10.00 per month)
Coupon frequency	Monthly
Initial price of the underlying equity:	$50.00 per share
Downside threshold closing price:	$37.50 (75% of the initial price)
Equity ratio:	20 shares of the underlying equity per Security (principal amount per Security/initial price of the underlying equity)
Dividend yield on the underlying equity**:	1%

*	The actual coupon rate per annum and terms for each Security will be set on the pricing date and specified in the applicable pricing supplement.
**	Dividend yield assumed received by holders of the underlying equity during the term of the Securities. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples.
Scenario #1:	The final price of the underlying equity is greater than the downside threshold closing price of $37.50.

Since the final price of the underlying equity is greater than the downside threshold closing price of $37.50, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Securities. This investment would outperform an investment in the underlying equity if the price appreciation of the underlying equity (plus dividends, if any) were less than 12%.

If the closing price of the underlying equity on the valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupon:	$ 120.00	($10.00 × 12 = $120.00)
Total:	$1,120.00
Total Return on the Securities:	12%

In this example, the total return on the Securities is 12% while the total return on the underlying equity is 31% (including dividends).

If the closing price of the underlying equity on the valuation date is $40.00 (a decline of 20%):

Payment at Maturity:	$1,000.00
Coupon:	$ 120.00	($10.00 × 12 = $120.00)
Total:	$1,120.00
Total Return on the Securities:	12%

In this example, the total return on the Securities is 12% while the total return on the underlying equity is a loss of 19% (including dividends).

Scenario #2:	The final price of the underlying equity is less than or equal to the downside threshold closing price of $37.50.

Since the final price of the underlying equity is less than or equal to the downside threshold closing price of $37.50, UBS will deliver at maturity either (i) the equity ratio or (ii) the cash equivalent (as specified in the applicable pricing supplement). The value received at maturity and the total return on the Securities at that time depends on (i) the price of the underlying equity on the maturity date if you receive the equity ratio or (ii) the final price if you receive the cash equivalent.

If the closing price of the underlying equity on the valuation date is $50.00 (no change in the price of the underlying equity):

Payment at Maturity:	$1,000.00
Coupon:	$ 120.00	($10.00 × 12 = $120.00)
Total:	$1,120.00
Total Return on the Securities:	12%

In this example, the total return on the Securities is 12% while the total return on the underlying equity is 1% (including dividends).

If the closing price of the underlying equity on the maturity date and the final price are each $35.00 (a decline of 30%):

Payment at Maturity (consisting of equity or cash):	$700.00	($35.00 × 20 = $700.00)
Coupon:	$120.00	($10.00 × 12 = $120.00)
Total:	$820.00
Total Return on the Securities:	-18%

In this example, the total return on the Securities is a loss of 18% while the total return on the underlying equity is a loss of 29% (including dividends).

If the closing price of the underlying equity on the maturity date and the final price are each $25.00 (a decline of 50%):

Payment at Maturity (consisting of equity or cash):	$ 500.00	($25.00 × 20 = $500.00)
Coupon:	$ 120.00	($10.00 × 12 = $120.00)
Total:	$ 620.00
Total Return on the Securities:	-38%

In this example, the total return on the Securities is a loss of 38% while the total return on the underlying equity is a loss of 49% (including dividends).

Investors should note that, if the applicable pricing supplement specifies that UBS will pay the cash equivalent instead of the equity ratio at maturity in the event that the final price is less than or equal to the downside threshold closing price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be less than the market value of the shares of the underlying equity that you would have received had we instead delivered the equity ratio as a result of fluctuations in the market value of shares of the underlying equity during the period between the valuation date and the maturity date. Conversely, if the applicable pricing supplement specifies that UBS will deliver the equity ratio instead of the cash equivalent at maturity in the event that the final price is less than or equal to the downside threshold closing price, any decline in the price of the underlying equity during the period between the valuation date and the maturity date will cause your return on the Securities to be less than the return you would have received had we instead paid you the cash equivalent.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that they do not guarantee any repayment of principal at maturity. If you receive the equity ratio or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment or delivery to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities at maturity and the equity ratio or cash equivalent that could be delivered or paid (as the case may be) for each of your Securities on the stated maturity date, based on a range of hypothetical initial prices, final prices and closing prices on the stated maturity date of the underlying equity and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the underlying equity on the valuation date and the stated maturity date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing prices for the underlying equity that may not be achieved on the valuation date or the maturity date and on assumptions regarding terms of the Securities that will not be set until the pricing date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on the stated maturity date may bear little or no relationship to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying equity. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the underlying equity:

➢	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the underlying equity during the term of the Securities, and not on whether the final price of the underlying equity less than or equal to the downside threshold closing price;
➢	the return on such a direct investment could include substantial dividend payments or other distributions, which you will not receive as an investor in the Securities;
➢	in the case of a direct investment in the underlying equity, the return could include rights that you will not have as an investor in the Securities; and
➢	an investment directly in the underlying equity is likely to have tax consequences that are different from an investment in the Securities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-12 of this product supplement.

We cannot predict the closing prices of the underlying equity or, therefore, whether for any particular offering of the Securities the final price of the underlying equity will be less than or equal to the downside threshold closing price. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on the stated maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in the underlying equity.

Risk Factors

The return on the Securities is linked to the performance of the underlying equity. Investing in the Securities is not equivalent to investing directly in the underlying equity. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Securities.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The Securities do not guarantee any return of principal at maturity and you may lose some or all of your initial investment in the Securities.

The terms of the Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the closing price of the underlying equity is less than or equal to the downside threshold closing price on the valuation date. If the final price is greater than the downside threshold closing price, your initial investment in the Securities will be repaid in cash, subject to the creditworthiness of UBS. However, if the final price is less than or equal to the downside threshold closing price, you will be fully exposed to any decline in the underlying equity and at maturity UBS will deliver, as specified in the applicable pricing supplement, either (i) shares of the underlying equity (the equity ratio) that are expected to be worth significantly less than your principal amount of your Securities and may have no value at all or (ii) a cash payment (the cash equivalent) that is expected to be less than the principal amount of your Securities and that may be zero. We will pay you an amount in cash equal to your principal amount only if the closing price of the underlying equity is greater than the downside threshold closing price on the valuation date and you hold your Securities to maturity.

In addition, in the event we deliver to you at maturity the equity ratio, such amount, following one or more adjustments by the calculation agent as provided under “General Terms of the Securities —  Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Furthermore, under certain circumstances, you may receive cash in lieu of all or a portion of an equity ratio otherwise required to be delivered pursuant to the applicable pricing supplement, as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events”, “General Terms of the Securities — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Securities — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”.

Higher coupon rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to a Security’s underlying equity reflects a higher expectation as of the pricing date that the price of the underlying equity could close below its downside threshold closing price on the valuation date of the Security. This greater expected risk will generally be reflected in a higher coupon payable on that Security. However, while the coupon rate is set on the pricing date, the underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Security could fall sharply, which could result in a significant loss of principal.

The contingent repayment of principal applies only at maturity.

You should be willing to hold your Securities until maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying equity is above the downside threshold closing price.

Your return on the Securities is expected to be limited to the coupons paid on the Securities.

If the final price is greater than the downside threshold closing price, UBS will pay you the principal amount of your Securities in cash at maturity and you will not participate in any appreciation in the price

Risk Factors

of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the final price is less than or equal to the downside threshold closing price, UBS will deliver to you at maturity for each Security you own (i) shares of the underlying equity which will likely be worth less than the downside threshold closing price as of the valuation date and are unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will likely be an amount less than the downside threshold closing price as of the valuation date and the maturity date, in each case you may lose your entire investment. Therefore, your return on the Securities as of the maturity date is expected to be limited to the coupons paid of the Securities and may be less than your return would be on a direct investment in the underlying equity.

Any payment or delivery on the Securities is subject to the creditworthiness of UBS.

Any payment or delivery on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer, UBS. The Securities are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default in its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

You will not receive dividend payments on, or have shareholder rights in, the underlying equity.

You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Securities are linked to non-U.S. equity securities issued through depositary arrangements like ADS, you will not have the rights of owners of such ADS or the foreign stock.

Owning the Securities is not the same as owning the underlying equity.

The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, the underlying equity may appreciate substantially during the term of the Securities, and you will not participate in such appreciation. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the underlying equity:

➢	the return on such a direct investment in the underlying equity would depend primarily upon the relative appreciation or depreciation of the underlying equity during the term of the Securities, and not on whether the final price of the underlying equity is less than or equal to the downside threshold closing price;
➢	in the case of a direct investment in the underlying equity, the return could include substantial dividend payments or other distributions, which you will not receive as an investor in the Securities;
➢	in the case of a direct investment in the underlying equity, the return could include rights that you will not have as an investor in the Securities; and
➢	a direct investment in the underlying equity is likely to have tax consequences that are different from an investment in the Securities.

The formula for determining the payment at maturity of the Securities does not take into account all developments in the underlying equity.

Changes in the price of the underlying equity during the term of the Securities before the valuation date specified in the applicable pricing supplement may not be reflected in the determination of the amount payable, if any, at maturity of the Securities. The calculation agent will determine whether UBS will

Risk Factors

deliver the equity ratio or the cash equivalent (as the case may be) at maturity by comparing only the closing price of the underlying equity on the valuation date relative to the downside threshold closing price. No other prices or values will be taken into account. As a result, you may lose some or all of your investment even if the price of the underlying equity has risen at certain times during the term of the Securities before falling to a closing price below its downside threshold closing price on the valuation date.

No assurance that the investment view implicit in the Securities will be successful

It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Securities or will not fall below the downside threshold closing price. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or, if the underlying equity is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

You have limited antidilution protection.

For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the equity ratio, the initial price and the downside threshold closing price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Securities — Antidilution Adjustments” on page PS-29 and “General Terms of the Securities — Role of Calculation Agent” on page PS-40 for a description of the items that the calculation agent is responsible for determining. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

In some circumstances, the payment you receive on the Securities may be based on the securities issued by another issuer and not on the underlying equity.

If the underlying equity is common stock of a specific company (“underlying stock”), following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, your payment at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. If the issuer of an underlying stock becomes subject to (i) a reorganization event (as defined herein) which occurs with respect to an underlying stock and the underlying stock is exchanged for distribution property (as defined herein) that consists solely of cash or (ii) a merger or combination with the Issuer of the Securities or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property in the section of this product supplement called “General Terms of Securities — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result. Regardless of the occurrence of any such corporate events and subject to the creditworthiness of UBS, UBS will pay at maturity an amount in

Risk Factors

cash equal to your principal amount unless the final price of the underlying equity is less than or equal to the downside threshold closing price (as such downside threshold closing price may be adjusted by the calculation agent upon occurrence of one or more such events) on the valuation date.

If the underlying equity is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the relevant foreign stock issuer and the ADS depositary is terminated for any reason, your payment at maturity will be based on the foreign stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Securities — Delisting of ADSs or Termination of ADS Facility”.

If either an underlying stock or an ETF that is serving as the underlying equity is discontinued, delisted or trading of such underlying equity on its primary exchange is suspended, your payment at maturity may be based on a security issued by another company or a share of another exchange traded fund (as applicable) and not the underlying equity. Such discontinuance, delisting or suspension of trading of the underlying equity on its primary exchange and the consequent adjustments may materially and adversely affect the value of the Securities. We describe such discontinuance, delisting or suspension of trading of the underlying equity and the consequent adjustments in the sections of this product supplement called “General Terms of the Securities — Delisting or Suspension of Trading of the Underlying Stock” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Securities — sales in the secondary market may result in significant losses.

You should be willing to hold your Securities until maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will no longer be entitled to the return of your principal amount if the final price of the underlying equity is at or above the downside threshold closing price.

The inclusion of commissions and compensation in the original issue price of the Securities is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The market value of your Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are

Risk Factors

beyond our control, will influence the market value of the Securities. We expect that generally the closing price of the underlying equity on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the underlying equity, i.e., the frequency and magnitude of changes in the closing price of the underlying equity;
➢	the dividend rate paid on the underlying equity (while not paid to holders of the Securities, dividend payments on the underlying equity may influence the closing price of the underlying equity and the market value of options on the underlying equity and therefore affect the market value of the Securities);
➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, geographical, agricultural, judicial, force majeure or other events that affect the price of the underlying equity and stock and commodity markets generally;
➢	if the underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;
➢	if the underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded in non-U.S. markets, or if the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency (as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events” and “General Terms of the Securities — Delisting of ADSs or Termination of ADS Facility”) the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities, futures contracts or commodities are traded;
➢	interest and yield rates in the market;
➢	the time remaining to the maturity of the Securities; and
➢	the creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

In addition, if the underlying equity is an ETF, the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITY

The respective issuer of the underlying equity — and thus the underlying equity — is subject to various market risks.

The respective issuer of the underlying equity (the “underlying equity issuer”) or, if the underlying equity is an ETF, each company whose securities constitute the underlying assets of the ETF or each futures contract or commodity that constitute the underlying assets of the ETF, are subject to various market risks. Consequently, the prices of the underlying equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates or, if the underlying equity is an ETF, the respective markets in which the underlying assets of such ETF trade. Market forces outside of our control could cause the closing price of the underlying equity to be equal to or below the downside threshold closing price on the valuation date. The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the underlying equity issuer, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory

Risk Factors

developments, management changes and decisions, and other events, and by general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer and the underlying equity to which the Securities we offer are linked. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

UBS and its affiliates have no affiliation with the issuer of underlying equity and are not responsible for its public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the underlying equity issuer and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the number of shares that may be delivered to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the underlying equity issuer. The underlying equity issuer will not be involved in the offering of the Securities in any way and has no obligation to consider your interests as owner of the Securities in taking any corporate actions that might affect the market value of your Securities or the payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Securities.

The Securities are unsecured debt obligations of UBS only and are not obligations of the underlying equity issuer or any other third party. None of the issue price you pay for the Securities will go to the underlying equity issuer or any other third party.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer and the underlying equity from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying equity issuer or the underlying equity. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

This product supplement relates only to the Securities and does not relate to the underlying equity or the underlying equity issuer.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity. As a result, it is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

An investment in the Securities may be subject to risks associated with non-U.S. securities markets or futures markets.

The underlying equity may be an ADS representing foreign stock or an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets. In addition, following certain corporate events affecting the underlying equity or following delisting or suspension of trading of an underlying equity on its primary exchange, such underlying equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S.

Risk Factors

companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

We describe the possible substitution or replacement of the underlying equity by the security of a non-U.S. company following certain corporate events under “General Terms of the Securities —  Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of the underlying equity that is an ADS by the foreign stock represented by the ADS following delisting or termination of an ADS facility under “General Terms of the Securities — Delisting of ADS or Termination of ADS Facility”.

There are important differences between the rights of holders of ADSs and the rights of holders of the foreign stock.

If the underlying equity is an ADS, you should be aware that your Securities are linked to the ADS and not the foreign stock represented by such ADS, and there exist important differences between the rights of holders of an ADS and the foreign stock such ADS represents. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of the foreign stock. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign stock issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the foreign stock issuer. For example, the foreign stock issuer may make distributions in respect of the foreign stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the foreign stock may be significant and may materially and adversely affect the market value of your Securities.

If the underlying equity is an ADS, the value of the ADS may not completely track the price of the foreign stock represented by such ADS.

If the underlying equity is an ADS, you should be aware that, although the trading characteristics and valuations of the ADS will usually mirror the characteristics and valuations of the foreign stock represented by that ADS, the value of such ADS may not completely track the value of such foreign stock. Active trading volume and efficient pricing for such foreign stock on the stock exchange(s) on which that foreign stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADS. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADS than for the foreign stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the foreign stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the foreign stock generally will result in an illiquid market for the ADSs representing such foreign stock.

Risk Factors

If the underlying equity is an ADS, the market price of such ADS and the value of the Securities linked to such ADS will be affected by conditions in the markets where such ADS principally trades.

Although the market price of an underlying equity that is an ADS is not directly tied to the market price of the foreign stock in the non-U.S. markets where such foreign stock principally trades, the market price of such ADS is generally expected to track the U.S. dollar value of the currency of the country where the foreign stock principally trades and the trading price of such foreign stock on the stock exchange(s) where that foreign stock principally trades due to the fact that owners of ADS have the right to obtain the foreign stock represented by such ADS. This means that the market value of any underlying equity that is an ADS is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the foreign stock principally trades and by factors affecting the foreign stock and the markets where such foreign stock principally trades.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, (2) the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency. Such substitution or replacement of the underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting the underlying equity (as described under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events”) or in the event of delisting or termination of the underlying equity that is an ADS (as described under “General Terms of the Securities — Delisting of ADSs or Termination of ADS Facility”).

If the underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets, the market price of such underlying assets generally will reflect the U.S. dollar value of those assets. Therefore, holders of Securities based upon one or more ETFs that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such non-U.S. assets trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. asset in the relevant ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the non-U.S. securities, futures contracts or commodities in which an ETF invests will be adversely affected and the value of the Securities may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of any relevant security, futures contract or commodity on non-U.S. markets and, as a result, may affect the value of the Securities. As a consequence, such fluctuations could adversely affect an investment in the Securities if: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of

Risk Factors

countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Securities if: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Securities in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks, which are substantial and material.

The value of the shares of an ETF may not completely track the value of the securities, futures contracts or commodities in which the ETF invests or the level of its respective underlying index.

If the underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities, futures contracts or commodities in which the ETF invests, the value of the ETF may not completely track the value of those assets in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities, futures contracts or commodities comprising such underlying index but rather may invest in a representative sample of securities, futures contracts or commodities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such underlying index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

Risk Factors

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying equity, or futures or options or other derivative products based on the underlying equity, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page PS-41, generally we or one or more affiliates may hedge our obligations under the Securities by purchasing the underlying equity or underlying assets of an ETF, futures or options on the underlying equity or underlying assets of an ETF or other exchange traded or over the counter derivative instruments with returns linked or related to changes in the performance of the underlying equity or underlying assets of an ETF, and we may adjust these hedges by, among other things, purchasing or selling the underlying equity or underlying assets of an ETF, futures or options or other exchange traded or over the counter derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the closing price of the underlying equity and, therefore, the market value and/or payment at maturity of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the underlying equity or underlying assets of an ETF and other investments relating to the underlying equity or underlying assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the underlying equity and, therefore, the market value and/or payment at maturity of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value and/or payment at maturity of the Securities.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Securities, although they are not required to do so. As market makers, trading of the Securities may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Securities in their inventory. The supply and demand for the Securities, including inventory positions of market makers, may affect the secondary market price for the Securities.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Securities, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the underlying equity to which the Securities are linked or the market value and/or payment at maturity of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or the underlying assets of an ETF that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities

Risk Factors

and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the underlying equity, could be adverse to such holders’ interests as beneficial owners of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the underlying equity issuer, including making loans or acting as a counterparty (including with respect to derivatives) to or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Securities as beneficial owners of the Securities. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying equity and, therefore, the market value of the Securities.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the final price is less than or equal to the downside threshold closing price (or the initial price, if applicable) and, accordingly, the payment at maturity on your Securities. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-40. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying equity. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the valuation date (and thus the maturity date) if a market disruption event occurs or is continuing on the valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date, the valuation date and thus the determination of the final price will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead determine the final price based on the closing price of the underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to that offering of the Securities. In no event, however, will the valuation date be postponed by more than eight trading days. As a result, the maturity date for the Securities could also be postponed, although not by more than eight trading days.

If the valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date. If the closing price of the underlying equity is not available on the last possible valuation date either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the final price of the underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Securities — Market Disruption Event” on page PS-27.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Securities.

UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

Risk Factors

One of our affiliates may serve as the depositary for the ADSs representing the underlying equity.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADSs. If the underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of the Securities.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Securities. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-42 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depositary Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Securities:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Securities on an unadjusted basis regardless of the performance of the underlying equity. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Securities will be as set forth in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant coupon payment date. UBS will compute interest on the Securities on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the valuation date, interest will cease to accrue on the originally scheduled maturity date.

Denominations

For each offering of the Securities in which you invest, your minimum investment is one Security at the principal amount. Each Security will have a principal amount of $1,000, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity

At maturity, for the applicable offering of the Securities in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Securities or (ii) deliver to you the equity ratio or pay you the cash equivalent for each Security you own (as specified in the applicable pricing supplement). The “equity ratio” shall mean a number of shares of the underlying equity equal to (i) the principal amount per Security divided by (ii) the closing price of the underlying equity on the pricing date (the “initial price”), as such equity ratio may be adjusted (together with a corresponding adjustment to the downside threshold closing price or initial price) in the case of certain corporate events as described below under “— Antidilution Adjustments”. The “cash equivalent” shall mean an amount of cash, in U.S. dollars, equal to the product of the equity ratio and the final price, where the “final price” shall mean the closing price of the underlying equity on the valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Securities or (ii) the equity ratio or the cash equivalent will depend upon the final price of the underlying equity and whether that final price is less than or equal to a specified price (the “downside threshold closing price”). The applicable pricing supplement will specify whether, in the event that the final price is less than or equal to the downside threshold closing price, UBS will deliver the equity ratio or the cash equivalent at maturity.

General Terms of the Securities

At maturity, for the applicable Securities in which you invest and that you own at maturity, UBS will deliver:

➢	Principal amount in cash — If the final price of the underlying equity is greater than the downside threshold closing price, we will pay you an amount in cash equal to the principal amount of your Securities. You will not participate in any appreciation of the underlying equity.

Or

➢	Shares of underlying equity or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the underlying equity is less than or equal to the downside threshold closing price, we will, as specified in the applicable pricing supplement, either (i) deliver to you the equity ratio or (ii) pay you the cash equivalent for each Security you own. The equity ratio or the cash equivalent you receive at maturity is expected to be worth significantly less than the principal amount of your Securities and may have no value at all. If we deliver to you the equity ratio at maturity, such equity ratio may consist of the underlying equity or, following one or more adjustments to such amount by the calculation agent as provided under “— Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive cash in lieu of all or a portion of an equity ratio otherwise required to be delivered pursuant the applicable pricing supplement, as described below under “— Antidilution Adjustments — Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Stock”, “— Delisting of ADSs or Termination of ADS Facility” and “— Delisting, Discontinuance or Modification of an ETF”

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that they do not guarantee any return of principal. If the final price is greater than the downside threshold closing price, your principal will be repaid in cash. If the final price is less than or equal to the downside threshold closing price, UBS will deliver to you either the equity ratio or the cash equivalent, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Coupon payments will be made regardless of the performance of the underlying equity, subject to the creditworthiness of UBS.

The applicable pricing supplement will specify the underlying equity, the pricing date and the valuation date, as well as the respective terms of each offering of the Securities, including the coupon rate per annum, the coupon payment dates, the initial price, the downside threshold closing price and the equity ratio.

The initial level may be referred to in the applicable pricing supplement as the “initial equity level” and the final level may be referred to as the “final equity level”, or each in such other manner as may be specified in the applicable pricing supplement.

If an event occurs that may require antidilution adjustments, as described under “— Antidilution Adjustments” below, the calculation agent may make adjustments to the equity ratio and the downside threshold closing price, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

General Terms of the Securities

We may issue separate offerings of the Securities that are identical in all respects, except that such offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offering of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the issuer of the underlying equity, and investing in the Securities is not equivalent to investing directly in the underlying equity.

Any payment or delivery to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

No Fractional Shares

If our payment is to be made in shares of the underlying equity, we will deliver to you the equity ratio, but we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Maturity Date

The maturity date for your Securities will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the following business day. If the calculation agent postpones the valuation date, the maturity date will be postponed to maintain the same number of business days between the valuation date and the maturity date as existed prior to the postponement of the valuation date. As discussed below under “— Valuation Date”, the calculation agent may postpone the valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under “— Market Disruption Event” below. In no event, however, will the valuation date — and, therefore, the maturity date — for the Securities be postponed by more than eight trading days.

The postponement of the maturity date for one offering of the Securities will not affect the maturity date for any other offering of the Securities.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Securities will be the business day prior to the coupon payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Valuation Date

The valuation date for your Securities will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date for the Securities be postponed by more than eight trading days.

If the valuation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the valuation date will be the next following trading day.

A market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

General Terms of the Securities

Closing Price

The “closing price” for one share of the underlying equity (or one unit of any other security for which a closing price must be determined) on any trading day means:

➢	if the underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of Nasdaq, the official closing price), for such equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying equity (or any such other security) is listed or admitted to trading; or
➢	if, following certain corporate events affecting the underlying equity or following delisting or termination of the underlying equity, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Securities — Antidilution Adjustments — Reorganization Events” on page PS-32); or
➢	if the underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the final price of the underlying equity and whether the final price of the underlying equity is less than or equal to the downside threshold closing price on the valuation date for each offering of the Securities. The valuation date for any offering of the Securities may be postponed if the calculation agent determines that, a market disruption event has occurred or is continuing on such day. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent may waive its right to postpone the valuation date if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the final price of the underlying equity on such date. If such a postponement occurs, the calculation agent will determine the final price on the first trading day on which the closing price of the underlying equity is observable and no market disruption event occurs or is continuing with respect to that offering of the Securities. In no event, however, will the valuation date be postponed by more than eight trading days.

If the valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day with respect to that offering of the Securities, that day will nevertheless be the date on which the determination of the final price will be made by the calculation agent. In such an event, the calculation agent will make an estimate of the final price for the underlying equity that would have prevailed in the absence of the market disruption event.

General Terms of the Securities

Any of the following will be a market disruption event with regard to a particular offering of the Securities, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in the underlying equity in the primary market for such underlying equity for more than two hours of trading or during the one hour before the close of trading in that market;
➢	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index of such ETF or the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”) in the primary market for those contracts for more than two hours of trading or during the one hour before the close of trading in that market;
➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to that offering of the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying equity generally; or
➢	if the underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the securities, futures contracts or other assets which then comprise 20% or more of the value of the underlying assets of such ETF on the primary exchanges for such securities for more than two hours of trading, or during the one hour before the close of trading of such exchanges.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in the underlying equity in the primary market for such underlying equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF.

For this purpose, for any offering of the Securities, an “absence of trading” in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Securities, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Securities will not necessarily be a market disruption event for any other offering of the Securities.

General Terms of the Securities

Antidilution Adjustments

For any offering of the Securities, the equity ratio, initial price and the downside threshold closing price are subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-14.

How Adjustments Will Be Made

If one of the events described below occurs with respect to an offering of the Securities and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the equity ratio, initial price and the downside threshold closing price as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the equity ratio will be doubled and the downside threshold closing price or initial price will be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger of the respective issuer of the underlying stock with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the equity ratio, initial price and the downside threshold closing price.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the equity ratio, initial price and the downside threshold closing price for the first event, then adjust the adjusted equity ratio, adjusted initial price and adjusted downside threshold closing price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Securities that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the equity ratio, the initial price and the downside threshold closing price of the underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or any successor equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the equity ratio. The downside threshold closing price or initial price resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

If the calculation agent adjusts the number of shares of the underlying equity due to be delivered to you for certain corporate events affecting the underlying equity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

General Terms of the Securities

If your Securities are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Securities, the dividend paid by the issuer of the foreign stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as the underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun off security as well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as the underlying equity, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

If the depositary for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Securities as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Securities, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Securities. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

Regardless of the occurrence of one or more dilution or reorganization events described in this section, at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than or equal to the adjusted downside threshold closing price (or adjusted initial price, if applicable).

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of the underlying equity or a free distribution or dividend of shares of the underlying equity to existing holders of the underlying equity by way of bonus, capitalization or similar issue;
➢	a distribution or dividend to existing holders of the underlying equity of:
➢	additional shares of the underlying equity as described under “— Stock Dividends” below,
➢	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the underlying equity, or
➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

General Terms of the Securities

➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity or other assets;
➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
➢	if the underlying equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and
➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity.

The adjustments described below do not cover all events that could affect the value of the Securities. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection” on page PS-14.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the equity ratio will be adjusted by multiplying the prior equity ratio by, and the downside threshold closing price or initial price will be adjusted by dividing the prior downside threshold closing price or prior initial price by, the number of shares that a holder of one share of the underlying equity before the effective date of that stock split would have owned immediately following the applicable effective date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of the underlying equity, then the equity ratio will be adjusted by multiplying the prior equity ratio by, and the downside threshold closing price or initial price will be adjusted by dividing the prior downside threshold closing price or prior initial price by, the sum of one and the number of additional shares issued in the stock dividend with respect to one share of the underlying equity.

It is not expected that antidilution adjustments will be made to the equity ratio, the initial price or the downside threshold closing price in the case of stock dividends payable in shares of the underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of the underlying equity.

Other Dividends and Distributions

The equity ratio, initial price or the downside threshold closing price for a particular offering of the Securities will not be adjusted to reflect dividends or other distributions paid with respect to the underlying equity, other than:

➢	stock dividends described under “— Stock Dividends” above;
➢	issuances of transferable rights and warrants with respect to the underlying equity as described under “— Transferable Rights and Warrants” below;

General Terms of the Securities

➢	if the underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-32; and
➢	extraordinary cash dividends described below.

For any offering of the Securities, a dividend or other distribution with respect to the underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity by an amount equal to at least 10% of the closing price of the underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, then the equity ratio will be adjusted by multiplying the prior equity ratio by, and the downside threshold closing price or initial price will be adjusted by dividing the prior downside threshold closing price or prior initial price by, the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity minus the amount per share of underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity; or
➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity that is both an extraordinary dividend and payable in underlying equity, or an issuance of rights or warrants with respect to the underlying equity that is also an extraordinary dividend, will result in an adjustment to the equity ratio, and a corresponding adjustment to the downside threshold closing price or initial price, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective underlying equity issuer issues transferable rights or warrants to all holders of the underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the equity ratio, initial price, downside threshold closing price or any other terms of the Securities as the calculation agent determines appropriate to account for the economic effect of such issuance.

Reorganization Events

For any offering of the Securities in which the underlying equity is common stock in a specific company (“underlying stock”), each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	the underlying stock is reclassified or changed;

General Terms of the Securities

(b)	the issuer of the underlying stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding underlying stock is exchanged for or converted into other property;
(c)	a statutory share exchange involving outstanding underlying stock and the securities of another entity occurs, other than as part of an event described above;
(d)	the issuer of the underlying stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
(e)	the issuer of the underlying stock effects a spin-off, that is, issues to all holders of the underlying stock equity securities of another issuer, other than as part of an event described above; or
(f)	the issuer of the underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the underlying stock.

If a reorganization event other than a share-for-cash event or issuer merger event (each as defined below) occurs with respect to an underlying stock, then the determination of whether the final price of the underlying stock is less than or equal to the downside threshold closing price (or initial price, if applicable) will depend upon the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical prior holder of a share of the underlying stock prior to such reorganization event would have been entitled to receive in, or as a result of, such reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. Accordingly, in such circumstances, the determination of the final price of the underlying equity and the value of the equity ratio or cash equivalent that you may receive at maturity will be based upon the value of such distribution property. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying stock and the calculation agent adjusts the underlying equity for an offering of the Securities to consist of the distribution property in the event as described above (with a corresponding adjustment to the downside threshold closing price or initial price), the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the new underlying equity for that offering of the Securities (with corresponding adjustments to the equity ratio, initial price and the downside threshold closing price). The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the underlying equity, the required adjustment will be made with respect to that component, as if it alone were the underlying stock (and a corresponding adjustment will be made to the downside threshold closing price or initial price).

For example, if the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving

General Terms of the Securities

company and a specified amount of cash, the underlying equity for each Security in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. A corresponding adjustment will be made to the equity ratio, initial price and/or the downside threshold closing price. The calculation agent will adjust the common share component of the new underlying equity for each Security in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying stock (with corresponding adjustments to the equity ratio, initial price and/or the downside threshold closing price). In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due upon maturity of the Securities, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the underlying stock as described above. Consequently, in this product supplement, references to the underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event. Similarly, references to the respective issuer of the underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

Each time the calculation agent adjusts the underlying equity in connection with a reorganization event as described above, the calculation agent will also make a corresponding adjustment to the equity ratio, the initial price and/or the downside threshold closing price to offset any change in your economic position as a holder of the Securities that results from such an event. Regardless of the occurrence of one or more reorganization events, at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is less than or equal to the downside threshold closing price (or the initial price, if applicable).

If the distribution property comprising the adjusted underlying equity includes securities issued by one or more non-U.S. companies, unless otherwise specified in the applicable pricing supplement, to the extent that the equity ratio is otherwise due at maturity, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the relevant number of shares of such security, as determined by the calculation agent, multiplied by the closing price of such security on the valuation date.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is less than or equal to the downside threshold closing price (or the initial price, if applicable) on the valuation date, the closing price of such non-U.S. securities on the valuation date will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from

General Terms of the Securities

as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Securities. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying stock and the underlying stock is exchanged for distribution property that consists solely of cash (a “share-for-cash event”) or (ii) the issuer of an underlying stock or any successor entity becomes subject to a merger or combination with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading of the Underlying Stock” below) to replace such underlying stock that is affected by any such share-for-cash event or issuer merger event (the “original underlying stock”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the underlying stock and the calculation agent will determine the equity ratio by reference to the substitute security and adjust the downside threshold closing price or initial price for such situation. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying stock exists, then the calculation agent will deem the closing price of the original underlying stock and the equity ratio on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying stock and the equity ratio on each remaining trading day to, and including, the valuation date.

If an ADS is serving as the underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments to the equity ratio, initial price or the downside threshold closing price, including those described above, will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to the equity ratio, initial price and downside threshold closing price to account for the effects of such reorganization event.

Delisting or Suspension of Trading of the Underlying Stock

If a common stock serving as the underlying equity is delisted or trading of the underlying stock is suspended on the primary exchange for such underlying stock, and such underlying stock is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying stock will continue to be deemed the underlying equity.

If a common stock serving as the underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification

General Terms of the Securities

as the issuer of the underlying stock as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of the underlying stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Securities with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of the underlying stock that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of the underlying stock; second, issuers with the same primary “Industry” classification as the issuer of the underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of the underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a subsidiary of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the underlying equity and the calculation agent will determine the equity ratio by reference to the substitute security and adjust the downside threshold closing price or the initial price for such situation.

If a substitute security is a security issued by a non-U.S. company, unless otherwise specified in the applicable pricing supplement, to the extent that the equity ratio is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent of such substitute security (payable in U.S. dollars) in lieu of the equity ratio. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events” on page PS-32.

If the underlying stock is delisted or trading of the underlying stock is suspended and the calculation agent determines that no substitute security comparable to the underlying stock exists, then (i) the calculation agent will deem the closing price of the underlying stock and equity ratio on the trading day immediately prior to the delisting or suspension of trading to be the closing price of the underlying stock and equity ratio on the valuation date and (ii) the cash equivalent will be paid in lieu of any equity ratio that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the underlying equity. The equity ratio will be adjusted by multiplying the prior equity ratio by, and the downside threshold closing price or initial price will be adjusted by dividing the prior downside threshold closing price or the prior initial price by, the number of shares of the foreign stock represented by a single ADS. On and after the change date, for all purposes, including the determination of the final price of the foreign stock and whether the final price of the foreign stock is less than or equal to the downside threshold closing price (or the initial price, if applicable), the closing price of the foreign

General Terms of the Securities

stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

In any such case, unless otherwise specified in the applicable pricing supplement, to the extent that the equity ratio is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent thereof (payable in U.S. dollars) in lieu of the equity ratio. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events” on page PS-32.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed the underlying equity.

If an ETF serving as the underlying equity is discontinued or delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index or underlying assets as the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity and the calculation agent will determine the equity ratio by reference to the substitute ETF and adjust the downside threshold closing price or the initial price for such situation.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the final price of the underlying equity by reference to a basket comprised of (i) the underlying assets of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying assets of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the underlying equity and the calculation agent will determine the equity ratio by reference to the substitute ETF and adjust the downside threshold closing price or the initial price for such situation. In such case, the cash equivalent will be paid in lieu of any equity ratio that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then (i) the calculation agent will deem the closing price of the original ETF and equity ratio on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF and equity ratio on the valuation date and (ii) the cash equivalent will be paid in lieu of any equity ratio that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

If at any time the underlying index or the underlying assets of an ETF serving as the underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the final price by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in

General Terms of the Securities

order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of Securities constituted by the Securities. Although the terms of the Securities may differ from those of the other Medium Term Notes, Series A, holders of specified percentages in principal amount of all Medium Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium Term Notes, Series A, accelerating the maturity of the Medium Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your Securities on any day will be an amount, in U.S. Dollars for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, the holders of your Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

General Terms of the Securities

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on your Securities at maturity will be made to accounts designated by you or the holder of your Securities and approved by us, or at the office of the trustee in New York City, but only when your Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the underlying equity in the form of physical certificates ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to your Securities, we mean a day that is a business day of the kind described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. securities exchange or market on which the underlying equity is listed or admitted for trading or, with respect to a security issued by a foreign issuer that is not listed or admitted

General Terms of the Securities

to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, the final price of the underlying equity (including, without limitation, whether the final price of the underlying equity is less than or equal to the downside threshold closing price or the initial price, if applicable), the equity ratio, antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Securities in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying equity or underlying assets of an ETF and/or listed and/or over-the-counter options, futures or exchange-traded funds on the underlying equity or underlying assets of an ETF prior to and/or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of the underlying equity or underlying assets of an ETF,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the underlying equity or underlying assets of an ETF,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or foreign equity or commodity markets, or
➢	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Securities on or before the valuation date for your Securities. That step may involve sales or purchases of the underlying equity or underlying assets of an ETF, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity or underlying assets of an ETF, or listed or over-the-counter options, futures, exchange-traded funds or other instruments on indices designed to track the performance of any components of the U.S. equity markets. No holder of the Securities will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” beginning on page PS-12 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Securities are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Securities as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or foreign currencies,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax exempt organization including an Individual Retirement Account or Roth IRA;
➢	a person that owns the Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities or the underlying stocks or underlying equities,
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion also does not discuss the United States federal income tax consequences of holding or disposing of the underlying equity received at maturity of the Securities. You should review the prospectus with respect to such underlying equity and consult your own tax advisor with respect to such tax consequences.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Security, you should consult your own tax adviser concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

Supplemental U.S. Tax Considerations

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of the underlying equity, which you entered into with us on the pricing date as part of your initial investment in the Securities. The terms of the Securities require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and United States holders will be consistent with such treatment. In purchasing your Securities, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Securities will be so treated.

Treatment as an Investment Unit.  If your Securities are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Securities would likely be treated as having been issued for the principal amount of the Securities and interest payments on the Securities would likely be treated in part as payments of interest with respect to the Debt Portion and in part as payments for the Put Option. If the Securities have a term greater than one year, amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Securities have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers are likely to be required to include interest into income upon receipt of such interest. Amounts treated as payments for the Put Option are likely to be deferred and would either be included in income by you upon the maturity of your Securities or would reduce the basis of any underlying equity you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Securities. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated. The terms of your Securities require you and us to treat the Debt Portion as paying interest and the Put Option as making payments as set forth in the applicable pricing supplement.

A cash payment of the full principal amount of your Securities upon the maturity of your Securities is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not

Supplemental U.S. Tax Considerations

result in the recognition of gain or loss if you are an initial purchaser of your Securities and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above.

A payment in shares of the underlying equity upon the maturity of your Securities is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Securities and (ii) the deemed exercise by us of the Put Option at maturity with your purchase of underlying equity for an amount equal to the principal amount of your Securities. Your U.S. federal income tax basis in underlying equity you receive would equal the principal amount of your Securities less the amount of payments you received for the Put Option and deferred as described above. Your holding period in the underlying equity you receive would begin on the day after you beneficially receive such equity. If you receive the cash in lieu of a fractional share of underlying equity, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the shares of the underlying equity or the fractional share as the case may be. If you receive the cash equivalent at maturity, you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the payment received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

Upon a sale or exchange of your Securities you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Securities if you are an initial purchaser of your Securities). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Securities for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Securities and the Securities have a term of more than one year, you would be required to allocate your purchase price for your Securities between the Debt Portion and the Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Securities, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Securities that are attributable

Supplemental U.S. Tax Considerations

to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any underlying equity you receive upon the settlement of the Put Option.

If you are a secondary purchaser of the Securities and the Securities have a term of one year or less, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Securities, special market discount rules applicable to short-term debt instruments may apply. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Securities, you are likely to be treated for U.S. federal income tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option is likely to be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Securities that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Securities at a discount.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Securities described above. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein.

Contingent Debt Instrument.  If the Securities have a term of more than one year, it is possible that the Securities could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Securities are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Securities and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Securities in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of tax accounting with respect to interest on your Securities. Further, any gain realized on the sale, exchange or redemption of a Security would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the Securities that you included as income in the current year or preceding years, and thereafter would be capital loss.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if

Supplemental U.S. Tax Considerations

you purchase your Securities in the secondary market at a price other than the adjusted issue price of your Securities, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument.  If the Securities have a term of one year or less, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Securities were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Securities would not be entirely clear.

Other Alternative Characterizations.  Because there is no specific authority that addresses the U.S. federal income tax treatment of your Securities, it is possible that your Securities could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Securities may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation was also proposed in 2007 that, if it had been enacted, would have required holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that guidance or legislation, if any, that is adopted in the future may extend to Securities such as those described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Securities. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Recent Legislation

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities

Supplemental U.S. Tax Considerations

issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Securities. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on the Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of the Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Securities effected at a foreign office of a broker generally will generally not be subject to information reporting or backup withholding. However, a sale of the Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a “controlled foreign corporation” for U.S. federal income tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a

Supplemental U.S. Tax Considerations

payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

If you are a Non-United States holder, you are generally not subject to U.S. federal withholding tax with respect to the Securities but may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. However, it is possible that future guidance or legislation, such as discussed above regarding Notice 2008-2, could subject Non-United States holders to U.S. federal withholding tax on any deemed income accrual from the Securities.

In general, gain realized on the sale, exchange or retirement of the Securities by a Non-United States holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Securities is effectively connected with a trade or business conducted by the Non-United States holder in the United States, or
➢	the Non-United States holder is a nonresident alien individual who holds the Securities as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Securities by the Non-United States holder is described in either of the two preceding bullet points, the Non-United States holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

You may be subject to United States federal income tax and/or withholding tax on your disposition of any underlying equity received at maturity if such equity is treated as a United States real property interest and either such equity is not regularly traded on an established securities market prior to your disposition, or you constructively held more than 5% of such equity at some time prior to your disposition. You may also be subject to United States federal withholding tax on dividends received on any underlying equity received at maturity.

If you are not a United States holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Securities or any underlying equity arising under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC, and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of labor has issued five prohibited transaction class exemptions (“The PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. UBS Securities LLC intends to resell the offered Securities at the original issue price to public applicable to the offered Securities to be resold. UBS Securities LLC may resell the Securities to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Securities of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Securities to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-41, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with any offering of the Securities, UBS, UBS Securities LLC and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Securities within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Securities in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.